As filed with the Securities and Exchange Commission on July 3, 2012

Registration No. 333-181189

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 ON

FORM S-8 TO FORM S-4

SXC Health Solutions Corp.

(Exact name of registrant as specified in its charter)

Yukon Territory	7372	75-2578509
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2441 Warrenville Road, Suite 610, Lisle, Illinois 60543-3642

(800) 282-3232

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

HealthExtras, Inc. 1999 Stock Option Plan

(Full Title of the Plan)

Jeffrey Park

Chief Financial Officer and Executive Vice President, Finance

SXC Health Solutions Corp.

2441 Warrenville Road, Suite 610

Lisle, Illinois 60532-3642

(800) 282-3232

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Offering Price Per Share	Aggregate Offering Price(2)	Amount of Registration Fee
Common Shares, no par value per share	3,406	N/A	N/A	N/A

(1)	This Post-Effective Amendment No. 1 on Form S-8 covers 3,406 common shares of SXC Health Solutions Corp. (the “Registrant”), no par value per share (“Common Stock”), originally registered on the Registration Statement on Form S-4 to which this is an amendment. Such shares are issuable pursuant to outstanding stock options under the HealthExtras, Inc. 1999 Stock Option Plan, as amended or supplemented from time to time (the “Plan”). This Registration Statement also covers such additional and indeterminate number of shares of Common Stock as may become issuable under the Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration, which results in an increase in the number of outstanding shares of Common Stock.

(2)	The registration fees in respect of such shares of Common Stock were paid in connection with the original filing on May 7, 2012 of the Registrant’s Registration Statement on Form S-4 (Registration No. 333-181189). Such Registration Statement was declared effective on June 1, 2012.

EXPLANATORY NOTE

The Registrant hereby amends its Registration Statement on Form S-4 (Registration No. 333-181189), as amended, which was declared effective on June 1, 2012, (the “Form S-4”), by filing this Post-Effective Amendment No. 1 on Form S-8 (the “Post-Effective Amendment No. 1”) relating to shares of Common Stock that are issuable by the Registrant pursuant to outstanding stock options granted under the Plan. The Form S-4, as amended by this Post-Effective Amendment No. 1, is referred to herein as the “Registration Statement.” At 4:01 p.m. Eastern Daylight Time on July 2, 2012, Catamaran I Corp., a wholly-owned subsidiary of the Registrant (“Merger Sub”), merged (the “Merger”) with and into Catalyst Health Solutions, Inc. (“Catalyst”), and immediately following consummation of the Merger, Catalyst was merged (the “Subsequent Merger”) with and into Catamaran II LLC, a wholly owned subsidiary of the Registrant (“Merger LLC”), with Merger LLC continuing as the survivor of the Subsequent Merger and as a wholly owned subsidiary of the Registrant under the name “Catamaran Health Solutions, LLC” pursuant to the terms and conditions of an Agreement and Plan of Merger, dated as of April 17, 2012, among the Registrant, SXC Health Solutions, Inc., Merger Sub, Merger LLC and Catalyst (the “Merger Agreement”).

Under the Merger Agreement, each option to purchase Catalyst common stock granted under the Plan that was outstanding immediately prior to the effective time of the Merger (the “Effective Time”) was assumed by the Registrant and converted into an option to purchase Common Stock, on the same terms and conditions as the Catalyst stock option (but taking into account any changes to the option, including any acceleration, lapse or other vesting, provided in the Plan or related award documents by reason of the Merger). The number of shares of Common Stock subject to each such converted stock option equals the number of shares of Catalyst common stock subject to such Catalyst stock option, multiplied by the option exchange ratio, rounded down to the nearest whole share of Common Stock. The exercise price per share for each such converted stock option equals the per share exercise price specified in such Catalyst stock option divided by the option exchange ratio (rounded up to the nearest cent). The “option exchange ratio” is equal to $0.9513, which equals the sum of 0.6606 plus the fraction obtained by dividing $28.00 by the average per share last reported sale price of Common Stock on NASDAQ over the five trading days preceding the Effective Time.

PART II

INFORMATION REQUIRED IN THE

REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents are incorporated herein by reference:

•	annual report of the Registrant on Form 10-K for the year ended December 31, 2011, filed with the SEC on February 24, 2012;

•

current reports of the Registrant on Form 8-K, filed with the SEC on January 5, 2012, April 20, 2012, May 9, 2012, May 11, 2012, May 18, 2012, June 25, 2012 and June 29, 2012, and the current report of the Registrant on Form 8-K/A filed with the SEC on March 14, 2012 (other than with respect to information furnished under Items 2.02 and 7.01 of any current report on Form 8-K, including the related exhibits under Item 9.01);

•

quarterly report of the Registrant on Form 10-Q for the quarterly period ended March 31, 2012, filed with the SEC on May 4, 2012 (as amended by Amendment No. 1 to Form 10-Q, filed with the SEC on May 9, 2012); and

•

the description of the Registrant’s common stock contained in the Registrant’s registration statement on Form 8-A filed with the SEC on June 21, 2006 under Section 12(g) of the Exchange Act, and any amendment or report which the Registrant has filed (or will file after the date of this joint proxy statement/prospectus and prior to the termination of this offering) for the purpose of updating such description.

All documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, are deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the respective dates of filing of such documents (such documents, and the documents enumerated above, being hereinafter referred to as “Incorporated Documents”).

Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Business Corporations Act (Yukon Territory, Canada) imposes liability on officers and directors for breach of fiduciary duty except in certain specified circumstances, and also empowers corporations organized under the laws of the Yukon Territory to indemnify officers, directors, employees and others from liability in certain circumstances such as where the person successfully defended himself on the merits or acted in good faith in a manner reasonably believed to be in the best interests of the corporation.

Section 5.1 of the Registrant’s bylaws provide that, except in respect of an action by or on behalf of the Registrant or body corporate to procure a judgment in its favor, the Registrant shall indemnify a director or officer, a former director or officer or a person who acts or acted at the Registrant’s request as a director or officer of a body corporate of which the Registrant is or was a shareholder or creditor, or a person who undertakes or has undertaken any liability on behalf of the Registrant or any such body corporate, and his heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of the Registrant or body corporate, if:

(a)	He acted honestly and in good faith with a view to the best interests of the Registrant; and

(b)	In the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful.

Section 5.2 of the Registrant’s bylaws provides that the Registrant shall, with the approval of the Supreme Court of the Yukon Territory, indemnify a person referred to in Section 5.1 above in respect of an action by or on behalf of the Registrant or body corporate to procure a judgment in its favor, to which he is made a party by reason of being or having been a director or an officer of the Registrant or body corporate, against all costs, charges and expenses reasonably incurred by him in connection with the action if he fulfills the conditions set out in subparagraphs 5.1(a) and (b).

The Registrant maintains insurance policies under which its directors and officers are insured, within the limits and subject to the limitations of the policies, against expenses in connection with the defense of actions, suits or proceedings, and certain liabilities that might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been a director or officer of the Registrant.

The Registrant maintains insurance policies under which its directors and officers are insured, within the limits and subject to the limitations of the policies, against expenses in connection with the defense of actions, suits or proceedings, and certain liabilities that might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been a director or officer of the Registrant.

Item 7.	Exemption From Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit No.	Description	Reference

4.1	Certificate of Amalgamation of Systems Xcellence Inc.	Incorporated herein by reference to Exhibit 3.1 to the Annual Report on Form 10-K filed with the Commission on March 17, 2008

4.2	Articles of Continuance of SXC Health Solutions Corp. (formerly named Systems Xcellence Inc.)	Incorporated herein by reference to Exhibit 3.2 to the Annual Report on Form 10-K filed with the Commission on March 17, 2008

4.3	Amended and Restated Bylaws of SXC Health Solutions Corp.	Incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed with the Commission on June 27, 2008

4.4	Specimen of Common Stock Certificate	Incorporated herein by reference to Exhibit 4.1 to the Annual Report on Form 10-K filed with the Commission on March 17, 2008

4.5	Form of HealthExtras, Inc. 1999 Stock Option Plan	Incorporated by reference to Exhibit 10.9 to Catalyst Health Solutions, Inc.’s Form S-1/A Pre-Effective Amendment No. 2 to Form S-1 Registration Statement (Registration No. 333-83761) filed on October 20, 1999.

5.1	Opinion of Lackowicz & Hoffman	Previously filed as an exhibit to the Registrant’s Registration Statement on Form S-4 to which this Post-Effective Amendment No. 1 on Form S-8 relates

23.1	Consent of KPMG LLP	Previously filed as an exhibit to Amendment No. 1 to the Registrant’s Registration Statement on Form S-4 to which this Post-Effective Amendment No. 1 on Form S-8 relates

23.2	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm to Catalyst Health Solutions, Inc.	Previously filed as an exhibit to Amendment No. 2 to the Registrant’s Registration Statement on Form S-4 to which this Post-Effective Amendment No. 1 on Form S-8 relates

23.3	Consent of Grant Thornton LLP, independent certified public accountants to HealthTran LLC	Previously filed as an exhibit to Amendment No. 1 to the Registrant’s Registration Statement on Form S-4 to which this Post-Effective Amendment No. 1 on Form S-8 relates

23.4	Consent of Deloitte LLP, independent registered public accounting firm to Walgreens Health Initiatives, Inc.	Previously filed as an exhibit to Amendment No. 2 to the Registrant’s Registration Statement on Form S-4 to which this Post-Effective Amendment No. 1 on Form S-8 relates

23.5	Consent of Lackowicz & Hoffman	Previously filed as an exhibit to the Registrant’s Registration Statement on Form S-4 to which this Post-Effective Amendment No. 1 on Form S-8 relates

24.1	Powers of Attorney	Previously filed as an exhibit to the Registrant’s Registration Statement on Form S-4 to which this Post-Effective Amendment No. 1 on Form S-8 relates

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment No. 1 to Form S-4 on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lisle, in the County of DuPage, State of Illinois, on the 3rd day of July, 2012.

SXC HEALTH SOLUTIONS CORP.

By:	/s/ Mark Thierer
Mark Thierer Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

	Signature	Title	Date

By:	/s/ Mark Thierer Mark Thierer	Chairman and Chief Executive Officer (Principal Executive Officer and Director)	July 3, 2012

By:	/s/ Jeffrey Park Jeffrey Park	Chief Financial Officer and Executive Vice President, Finance (Principal Financial and Accounting Officer)	July 3, 2012

By:	* Peter J. Bensen	Director	July 3, 2012

By:	* Steven D. Cosler	Director	July 3, 2012

By:	* William J. Davis	Director	July 3, 2012

By:	* Anthony R. Masso	Director	July 3, 2012

*By:	/s/ Jeffrey Park
Jeffrey Park Attorney-in-fact

EXHIBIT INDEX

Exhibit No.	Description	Reference

4.1	Certificate of Amalgamation of Systems Xcellence Inc.	Incorporated herein by reference to Exhibit 3.1 to the Annual Report on Form 10-K filed with the Commission on March 17, 2008

4.2	Articles of Continuance of SXC Health Solutions Corp. (formerly named Systems Xcellence Inc.)	Incorporated herein by reference to Exhibit 3.2 to the Annual Report on Form 10-K filed with the Commission on March 17, 2008

4.3	Amended and Restated Bylaws of SXC Health Solutions Corp.	Incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed with the Commission on June 27, 2008

4.4	Specimen of Common Stock Certificate	Incorporated herein by reference to Exhibit 4.1 to the Annual Report on Form 10-K filed with the Commission on March 17, 2008

4.5	Form of HealthExtras, Inc. 1999 Stock Option Plan	Incorporated by reference to Exhibit 10.9 to Catalyst Health Solutions, Inc.’s Form S-1/A Pre-Effective Amendment No. 2 to Form S-1 Registration Statement (Registration No. 333-83761) filed on October 20, 1999.

5.1	Opinion of Lackowicz & Hoffman	Previously filed as an exhibit to the Registrant’s Registration Statement on Form S-4 to which this Post-Effective Amendment No. 1 on Form S-8 relates

23.1	Consent of KPMG LLP	Previously filed as an exhibit to Amendment No. 1 to the Registrant’s Registration Statement on Form S-4 to which this Post-Effective Amendment No. 1 on Form S-8 relates

23.2	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm to Catalyst Health Solutions, Inc.	Previously filed as an exhibit to Amendment No. 2 to the Registrant’s Registration Statement on Form S-4 to which this Post-Effective Amendment No. 1 on Form S-8 relates

23.3	Consent of Grant Thornton LLP, independent certified public accountants to HealthTran LLC	Previously filed as an exhibit to Amendment No. 1 to the Registrant’s Registration Statement on Form S-4 to which this Post-Effective Amendment No. 1 on Form S-8 relates

23.4	Consent of Deloitte LLP, independent registered public accounting firm to Walgreens Health Initiatives, Inc.	Previously filed as an exhibit to Amendment No. 2 to the Registrant’s Registration Statement on Form S-4 to which this Post-Effective Amendment No. 1 on Form S-8 relates

23.5	Consent of Lackowicz & Hoffman	Previously filed as an exhibit to the Registrant’s Registration Statement on Form S-4 to which this Post-Effective Amendment No. 1 on Form S-8 relates

24.1	Powers of Attorney	Previously filed as an exhibit to the Registrant’s Registration Statement on Form S-4 to which this Post-Effective Amendment No. 1 on Form S-8 relates